Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, April 30, 2014

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FIRST QUARTER 2014 RESULTS

Highlights:

•	First quarter 2014 revenue increased 4.8%

•	First quarter 2014 income before income taxes improved to $31.6 million, up 2.9%

•	First quarter 2014 net income declined to $22.1 million, down 10.2%

Cleveland, Ohio, April 30, 2014 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced revenues of $676.0 million and net income of $22.1 million, or $1.31 per diluted share, for the first quarter of 2014 compared with revenues of $644.9 million and net income of $24.6 million, or $1.47 per diluted share, for the first quarter of 2013. Operating profit was $31.6 million for the first quarter of 2014 compared with $32.1 million for the first quarter of 2013 and income before income taxes was $31.6 million in 2014 compared with $30.7 million in 2013.
EBITDA for the first quarter of 2014 and the trailing twelve months ended March 31, 2014, was $39.6 million and $164.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 6.
The Company's cash position was $107.3 million as of March 31, 2014 compared with $175.7 million as of December 31, 2013. Debt as of March 31, 2014 decreased to $33.0 million from $69.5 million at December 31, 2013.
Since the inception of a stock repurchase program in December 2012, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased approximately 103,600 shares for an aggregate purchase price of $5.2 million. The Company did not repurchase any shares during the first quarter of 2014 under this program.

Discussion of First Quarter Results
Revenues increased in the first quarter of 2014 compared with the first quarter of 2013 primarily due to an increase in sales of higher-priced lift trucks in all market segments, the favorable effect of unit price increases implemented in 2013, primarily in the Americas mainly to offset the impact of weakness in the Brazilian real, and an increase in fleet services and parts volume in the Americas. The revenue increase was partially offset by a slight decrease in unit volume and unfavorable currency movements. Fewer unit shipments in Europe more than offset unit shipment increases in the Americas and Asia-Pacific. Unfavorable currency movements in the first quarter of 2014 compared with the first quarter of 2013 resulted from the weakening of the Brazilian real and Australian dollar, which was partially mitigated by the strengthening of the euro against the U.S. dollar.

In the first quarter of 2014, worldwide new unit shipments were approximately 20,600 units compared with shipments of approximately 20,800 units in the first quarter of 2013 and 22,700 units in the fourth quarter of 2013. Worldwide backlog was approximately 28,900 units, or approximately $715 million, at March 31, 2014 compared with approximately 27,500 units, or approximately $684 million, at March 31, 2013 and approximately 28,200 units, or approximately $717 million, at December 31, 2013.
Gross profit improved by $2.5 million from the first quarter of 2013.  This increase includes a $6.6 million pre-tax improvement mainly due to the favorable effect of price increases, an increase in parts volumes and lower material costs, all primarily in the Americas, which was partially offset by significant unfavorable foreign currency movements of $4.1 million pre-tax and a shift in sales mix to lower-margin units also primarily in the Americas.  However, despite the improvement in gross profit and reduced interest expense as a result of lower debt levels and lower interest rates during the first quarter of 2014 compared with 2013, only a slight increase in income before income taxes compared with the prior year was realized as these benefits were largely offset by higher employee-related expenses mainly attributable to increased headcount in marketing and engineering to support the Company's five strategic initiatives.  Higher income tax expense in 2014 resulting from a higher effective income tax rate and the absence of favorable tax adjustments from changes in certain U.S. and foreign tax laws recognized in the prior year resulted in a reduction in net income.

Outlook
The global market for forklift trucks is expected to grow moderately in all major global regions in the remainder of 2014 compared with 2013, although strength in certain developed western markets is expected to be partially offset by some weakening in the developing markets. As a result of this anticipated market growth, combined with expected increases in market share and a strong ending backlog, the Company anticipates an overall increase in unit shipments and parts volumes in 2014 compared with 2013. The majority of this increase is expected to come from the Americas, with smaller increases in the Asia-Pacific unit shipments. Due to current political and economic uncertainties in Eastern Europe and new dealer transitions, an increase in 2014 European shipments appears less likely than had previously been anticipated.
The Company expects material costs in 2014 to increase slightly compared with 2013. Although commodity costs have remained stable over the past few quarters, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
While sales are expected to increase moderately in 2014 compared with 2013, the Company expects to generate an increase in operating profit, excluding the anticipated gain on the sale of the Company's current Brazil plant, in excess of the rate of sales increase, with a decrease in the first half of 2014 compared with 2013 that is expected to be more than offset by improvements in the second half of 2014. The favorable effect of anticipated increased unit volumes resulting from the Company's strategic initiatives, increased parts volumes and product enhancements are all expected to contribute to this improvement. In addition, because it is not anticipated that the market price of the Company's stock will increase at the rate experienced in 2013, lower estimated equity incentive compensation is expected to contribute to the improved operating profit. These favorable items are expected to be partially offset by the full year impact of marketing and employee costs associated with the investments in strategic initiatives that were made over the course of 2013 and by unfavorable foreign currency movements in the Americas and Asia-Pacific. After excluding the estimated pre-tax gain from the sale of the Company's Brazil plant in 2014 and after excluding the $12.8 million valuation allowance release taken in 2013, net income in 2014 is expected to improve moderately compared with 2013. The effect of improved operating profit as well as lower interest expense due to lower debt outstanding and lower interest rates under its new revolving credit agreement are expected to be partially offset by a higher expected effective income tax rate. The higher effective income tax rate in 2014 is expected to result primarily from the effect of higher United Kingdom income taxes due to the 2013 valuation allowance release, combined with an anticipated increase in income in the Americas operations, which have a higher tax rate.
Full year 2014 operating profit results, excluding the anticipated gain on sale of the Brazil plant, are expected to improve minimally in the Americas segment, which includes the North America, Latin America and Brazil markets, with anticipated increases in unit and parts margins largely offset by unfavorable foreign currency movements from an expected strong euro and slight material cost increases. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to increase in 2014 compared with 2013 due to anticipated benefits of the current strength of the euro and slightly lower material costs. These improvements are expected to be partially offset by the full year effect of marketing and employee costs, which gradually increased throughout 2013. Asia-Pacific results for 2014 are expected to be lower partially due to the weakness of the Australian dollar and weaker industry demand in Australia despite the favorable effect of expected increased volume.
Cash flow before financing activities for 2014 is expected to decrease from 2013 primarily due to an increase in capital expenditures, largely driven by the construction of a new plant in Brazil. These capital expenditures will be partially offset by the final cash payment which is expected to be received in mid-2014 when the sale of the current facility is expected to be finalized.
The Company remains focused on gaining market share over time, as well as on improving margins in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the number of dual-brand dealers, and ensuring dealer excellence in all areas of the world, (4) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, development programs are underway for its electric-rider, warehouse, internal combustion engine (ICE) and big truck product lines. The Company is in the process of launching a new premium spark-ignited engine for the 2 to 3.5 ton cushion and pneumatic internal combustion engine trucks as part of the 2014 Model Year program. This new 2.5 liter engine is expected to improve productivity and fuel economy together with using new software controls to better match the truck’s performance to a given customer application.  The 2014 Model Year program is also expected to include the introduction of dual hydraulic tanks on the 4 to 5.5 ton internal combustion engine cushion trucks. It is anticipated that this feature will significantly reduce the working temperature of the hydraulic system leading to improved reliability and lower cost of ownership for customers.  The Company has started production of a 4,500 pound heavy duty pedestrian pallet truck at its Greenville, North Carolina plant. Over time this platform is also expected to be produced in other regions to maximize design and component commonality.
In the second half of 2014, the Company will continue with its model year updates for the Electric Rider platform and expects to introduce its Tier IV Final diesel emission solutions for Big Truck models.  As stated previously, the model year programs will keep the Company's platforms soundly positioned in the market over time.  Further, new platforms are expected to be developed and launched over the next few years based on longer-term segment needs or technological change opportunities.
            In mid-2011, the Company introduced into certain Latin American markets a UTILEV®_branded 1 to 3.5 ton ICE pneumatic tire lift truck model to meet the needs of lower-intensity users. This UTILEV®-branded utility lift truck was gradually introduced into global markets during 2012. During 2013, the Company expanded the UTILEV®-branded series of lift trucks by introducing a 1 to 3 ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally. The UTILEV®-branded series of lift trucks is expected to continue to gain market position in 2014.
The Company offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®. The Company expects to launch additional trucks in the standard ICE model series in future years.
All of these new products and upgraded products, including the new Reach Truck and new Big Truck models introduced in late 2013, are expected to help increase market share, to improve revenues and to enhance operating margins. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, May 1, 2014 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4205 (Toll Free) or (617) 213-4862 (International), Passcode: 23087702, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 8, 2014. The online archive of the broadcast will be available on the Hyster-Yale website.

Other Measures
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) delays in or increased costs associated with the Brazil plant construction, and (15) delays in or cancellation of the sale of the existing Brazil facility and land.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2014	2013
	(In millions, except per share data)

Revenues	$676.0	$644.9
Cost of sales	564.3	535.7
Gross profit	111.7	109.2
Selling, general and administrative expenses	80.1	77.1
Operating profit	31.6	32.1
Other (income) expense
Interest expense	0.9	2.5
Income from unconsolidated affiliates	(1.2)	(0.9)
Other	0.3	(0.2)
Income before income taxes	31.6	30.7
Income tax provision	9.5	6.1
Net income attributable to stockholders	$22.1	$24.6

Basic earnings per share	$1.32	$1.47

Diluted earnings per share	$1.31	$1.47

Basic weighted average shares outstanding	16.770	16.747
Diluted weighted average shares outstanding	16.863	16.780

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2013	9/30/2013	12/31/2013	3/31/2014	3/31/14 Trailing 12 Months
	(In millions)
Net income attributable to stockholders	$36.2	$23.5	$25.7	$22.1	$107.5
Noncontrolling interest income	—	0.1	0.1	—	0.2
Income tax provision	(1.7)	6.6	6.2	9.5	20.6
Interest expense	2.3	2.4	1.8	0.9	7.4
Interest income	(0.3)	(0.8)	(0.4)	(0.4)	(1.9)
Depreciation and amortization expense	7.4	7.5	7.8	7.5	30.2
EBITDA*	$43.9	$39.3	$41.2	$39.6	$164.0

(All amounts are subject to annual audit by our independent registered public accounting firm.)

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2014	2013
	(In millions)
Revenues
Americas	$456.9	$418.5
Europe	169.0	174.6
Asia-Pacific	50.1	51.8
Total	$676.0	$644.9

Gross profit
Americas	$76.0	$74.2
Europe	30.0	27.1
Asia-Pacific	5.7	7.9
Total	$111.7	$109.2

Operating profit (loss)
Americas	$25.7	$24.7
Europe	6.3	5.7
Asia-Pacific	(0.4)	1.7
Total	$31.6	$32.1

Net income attributable to stockholders
Americas	$17.2	$18.9
Europe	5.0	4.0
Asia-Pacific	(0.1)	1.7
Total	$22.1	$24.6

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2014	2013
	(In millions)
Net cash provided by (used for) operating activities	$(16.9)	$0.4
Net cash used for investing activities	(5.5)	(9.0)
Cash Flow Before Financing Activities	$(22.4)	$(8.6)

	March 31, 2014	December 31, 2013
Cash	$107.3	$175.7
Debt	33.0	$69.5
Net Cash	$74.3	$106.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)